EXHIBIT 99.1
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                                  PRESS RELEASE
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DJ NEWS RELEASE

Digital DJ and Breakthrough Electronics Announce Consummation of Merger and Formation of New Entity - Digital DJ Holdings, Inc.

San Francisco--(BUSINESS WIRE) February XX, 2000--Digital DJ Inc, a leading Santa Clara based FM Subcarrier Data Broadcasting System Company announced the consummation of merger between Digital DJ and Breakthrough Electronics Inc. to a new company, DIGITAL DJ Holdings, Inc. (Symbol: DJAY) (www.digitaldj.com).

"We are excited about the opportunities that the now consummated merger brings to DIGITAL DJ Holdings (DDJ) as we continue to focus on becoming a leading Wireless & Internet technology holding company, including FM Subcarrier Data Broadcasting System, " said Thomas Takahisa, DDJ's Chief Executive Officer.

DDJ's vision is to become a leading Information Technology & Services Provider Company, including FM Subcarrier Data Broadcasting Platform for FM Radio Stations to broadcast their Web Site Information, such as the names of the songs and artists, event information, news, financial information, traffic news, movie schedules, and many other types of information onto any mobile devise with DDJ functions in it. DDJ targets to put its data reception & display capability onto portable radio, boombox, MP3, PDA, Laptop, Car Radio and Car Navigation unit, and Smart Cellular Phone, etc., which will help FM Radio Stations to super-serve their listeners in this "mobile information service era".

Digital DJ, founded in 1991, has been an early pioneer in the field of FM Data Broadcasting System. DDJ developed its proprietary system called DRIS (DDJ Radio Information System) and licensed its technology to major European Companies such as TDF (France Broadcasting Corporation, A Group of France Telecom), NOZEMA (Netherlands Broadcasting & Transmission Corporation), and Deutsche Telekom.

DDJ also plans to start business discussions with major US radio groups for possible business relationships, including technology licensing, alliance and joint venture, etc.

After the acquisition of BEI, the new company, DIGITAL DJ Holdings' strategic plan is to be a technology holding company which will specialize in information technology services via FM Subcarrier, Internet and Cellular Phone. For this purpose, the new DDJ will aggressively search for opportunities to acquire other technology companies both in the US and Japan.

DDJ's shareholders include SONY Corporation (NYSE: SNE), SANYO Semiconductor Corp.(a group company of Sanyo Electric Co., Ltd. - NASDAQ:SANYY), Sharp Corporation, OKI Electric Industry, Nichimen, Nichimen America, Shibasoku, and leading venture capital firms in Japan.

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For additional  information  regarding the merger,  please refer to the Form 8-K filed with the Securities and Exchange Commission.

The statements set forth above with respect to the acquisition, the benefits thereof and the potential growth of the combined company are forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995. As such, they are inherently uncertain and should not be unduly relied upon. As to potential future growth, uncertainties include the ability to successfully integrate the companies businesses, technologies and management, the availability of sufficient capital to expand the businesses, customer acceptance on new products, competition and other uncertainties associated with integrating businesses after acquisitions and growth.



Contact:

     DIGITAL DJ HOLDINGS, Inc.
     Teresa Rodoriguez
     408-946-8500
     408-946-8600 (fax)





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